1. Name and Address of Reporting Person
   Bolton, Harold E.
   6584 Poplar Avenue
   Suite 300
   Memphis, TN 38138-
2. Issuer Name and Ticker or Trading Symbol
   Mid-America Apartment Com. Inc (MAA)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   7/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       07/02/2002 T             225         A      $22.2069   10653            D
Common Stock                                                                              4989.0207        I           JTWROS
Common Stock                       07/29/2002 J <F1>        -145793.233 D      $0.0000    0                I           ESOP
                                                            3                                                          Co-Trustee
Common Stock                                                                              2411.123         I           Allocated
                                                                                                                       shares in
                                                                                                                       ESOP Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $22.14                                               02/20/2012 Common                      40500    D
(Right to buy)                                                                 Stock
Stock Options  $22.1875                                             02/22/2010 Common                      25500    D
(Right to buy)                                                                 Stock
Stock Options  $22.25                                               02/17/2009 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $25.52                                               02/19/2012 Common                      60000    D
(Right to buy)                                                                 Stock
Stock Options  $28.9375                                             02/11/2008 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Option   $24.75                                               08/02/2004 Common                      2500     D
                                                                               Stock
Stock Option   $25.125                                              01/18/2005 Common                      12500    D
                                                                               Stock
Stock Option   $26.5                                                02/14/2006 Common                      15000    D
                                                                               Stock
Stock Option   $29.5                                                02/12/2007 Common                      33000    D
                                                                               Stock
Limited        $26                                                  04/23/2010 Common                      60000    D
Partnership                                                                    Stock
Units
Limited        $28.125                                                         Common                      50000    D
Partnership                                                                    Stock
Units

Explanation of Responses:

<F1>
H. Eric Bolton, Jr. is no longer serving as a trustee for the ESOP plan.

SIGNATURE OF REPORTING PERSON
/s/ Harold E. Bolton

DATE
08/09/2002